4Q25 Key Financial Data						4Q25 Financial Highlights
PROFITABILITY METRICS	4Q25	3Q25	4Q24	Full Year 2025	Full Year 2024

4Q25
•Record net revenue of $7,365 million, including a year-over-year increase of 7.6% in fee revenue
•Net income of $2,045 million, an increase of 23.0% year-over-year
•Diluted earnings per common share of $1.26, an increase of 18% year-over-year as adjusted for notable items in the prior year quarter
•Return on tangible common equity of 18.4%, return on average assets of 1.19%, and efficiency ratio of 57.4%, all improved compared with the fourth quarter of 2024
•Positive operating leverage of 440 basis points as adjusted for notable items in the prior year quarter
•Net interest margin of 2.77%, an increase of 6 basis points on a year-over-year basis and 2 basis points on a linked quarter basis
•Noninterest expense relatively stable year-over-year
•CET1 capital ratio of 10.8% at December 31, 2025

Full Year
•Record net revenue of $28,656 million
•Net income of $7,570 million, an increase of 14.7%, as adjusted for prior year notable items
•Diluted earnings per common share of $4.62, an increase of 16.1%, as adjusted for prior year notable items

Return on average assets (%)	1.19	1.17	.98	1.12	.95
Return on average common equity (%)	13.5	13.5	12.1	13.0	11.7
Return on tangible common equity (%) (a)	18.4	18.6	17.4	18.1	17.2
Net interest margin (%)	2.77	2.75	2.71	2.72	2.70
Efficiency ratio (%) (a)	57.4	57.2	61.5	58.6	62.3
Tangible efficiency ratio (%) (a)	55.7	55.5	59.5	56.9	60.2

INCOME STATEMENT (b)	4Q25	3Q25	4Q24	Full Year 2025	Full Year 2024
Net interest income (taxable-equivalent basis)	$4,312	$4,251	$4,176	$16,765	$16,409
Noninterest income	$3,053	$3,078	$2,833	$11,891	$11,046
Noninterest expense	$4,227	$4,197	$4,311	$16,837	$17,188
Net income attributable to U.S. Bancorp	$2,045	$2,001	$1,663	$7,570	$6,299
Diluted earnings per common share	$1.26	$1.22	$1.01	$4.62	$3.79
Dividends declared per common share	$.52	$.52	$.50	$2.04	$1.98

BALANCE SHEET (b)	4Q25	3Q25	4Q24	Full Year 2025	Full Year 2024
Average total loans	$384,285	$379,152	$375,655	$380,260	$373,875
Average total deposits	$515,142	$511,782	$512,313	$509,118	$509,515
Net charge-off ratio (%)	.54	.56	.60	.57	.58
Book value per common share (period end)	$37.55	$36.33	$33.19
Tangible book value per common share (period end) (a)	$29.12	$27.84	$24.63
Basel III standardized CET1 (%) (c)	10.8	10.9	10.6

(a) See Non-GAAP Financial Measures reconciliation on page 18 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
“In the fourth quarter, diluted earnings per share was $1.26, an increase of approximately 18%, year-over-year, as adjusted. We delivered a solid return on tangible common equity of 18.4% and 440 basis points of positive operating leverage, on an adjusted basis, that was driven by record net revenue this quarter. Record consumer deposits this quarter and effective balance sheet remixing contributed to net interest income growth and margin expansion. Fee income exceeded our mid-single-digit growth target and was supported by broad strength across our diversified fee businesses. Both credit and capital levels remain healthy as we saw our net charge-off ratio improve to 0.54% and our CET1 capital ratio close the year at 10.8%.

The company's improving results underscored the effectiveness of our strategy, the benefits of greater interconnectedness, and disciplined execution by a talented and motivated team. Looking ahead to 2026, we remain committed to our strategic priorities and medium-term targets as these measures will continue to drive sustainable EPS growth and industry-leading returns. I would like to offer a special thanks to many partners for your well wishes for Minneapolis, where we are headquartered.”
— Gunjan Kedia, CEO, U.S. Bancorp

Business and Other Highlights
U.S. Bancorp to Acquire BTIG, LLC
U.S. Bancorp has entered into a definitive agreement to acquire BTIG, LLC, a financial services firm specializing in investment banking, institutional sales and trading, research, and prime brokerage. Founded in 2005, BTIG is a leading U.S. broker for high-touch equity execution and has completed more than 1,275 investment banking transactions since 2015. The firm’s 700 employees across 20 global locations will join U.S. Bancorp, with its leadership team remaining in place. The acquisition expands U.S. Bancorp’s capital markets capabilities and strengthens relationships with corporate and institutional clients, while providing BTIG's clients and employees enhanced resources, technology, and access to a broader suite of financial products and services. The transaction is expected to close in the second quarter of 2026, subject to regulatory approvals and satisfaction of applicable closing conditions.

U.S. Bank Advances Digital Asset Strategy with Cross-Border Stablecoin Pilot
U.S. Bank has successfully completed a pilot to enable cross-border stablecoin transactions, marking a meaningful step forward in the bank’s digital-asset strategy. The initiative demonstrates operational, risk and technology readiness through controlled transactions, which paves the way for future commercial offerings. The pilot underscores U.S. Bank’s commitment to responsible innovation – advancing digital-asset capabilities in a compliant, scalable way through disciplined testing and a control-focused mindset so future product evolution can translate into meaningful, trusted benefits for customers.

Investor contact: George Andersen, George.Andersen@usbank.com | Media contact: Jeff Shelman, Jeffrey.Shelman@usbank.com

U.S. Bancorp Fourth Quarter 2025 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)
				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24

Net interest income	$4,284	$4,222	$4,146	1.5	3.3
Taxable-equivalent adjustment	28	29	30	(3.4)	(6.7)
Net interest income (taxable-equivalent basis)	4,312	4,251	4,176	1.4	3.3
Noninterest income	3,053	3,078	2,833	(.8)	7.8
Total net revenue	7,365	7,329	7,009.5		5.1
Noninterest expense (a)	4,227	4,197	4,311.7		(1.9)
Income before provision and income taxes	3,138	3,132	2,698.2		16.3
Provision for credit losses	577	571	560	1.1	3.0
Income before taxes	2,561	2,561	2,138	—	19.8
Income taxes and taxable-equivalent adjustment	510	553	468	(7.8)	9.0
Net income	2,051	2,008	1,670	2.1	22.8
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(7)	14.3	14.3
Net income attributable to U.S. Bancorp	$2,045	$2,001	$1,663	2.2	23.0
Net income applicable to U.S. Bancorp common shareholders	$1,965	$1,893	$1,581	3.8	24.3
Diluted earnings per common share	$1.26	$1.22	$1.01	3.3	24.8

(a)4Q24 includes $109 million ($82 million net-of-tax) related to lease impairments and operational efficiency actions.

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)				ADJUSTED (b) (c)
	Full Year 2025	Full Year 2024	Percent Change	Full Year 2025	Full Year 2024	Percent Change

Net interest income	$16,649	$16,289	2.2	$16,649	$16,289	2.2
Taxable-equivalent adjustment	116	120	(3.3)	116	120	(3.3)
Net interest income (taxable-equivalent basis)	16,765	16,409	2.2	16,765	16,409	2.2
Noninterest income	11,891	11,046	7.6	11,891	11,046	7.6
Total net revenue	28,656	27,455	4.4	28,656	27,455	4.4
Noninterest expense	16,837	17,188	(2.0)	16,837	16,788.3
Income before provision and income taxes	11,819	10,267	15.1	11,819	10,667	10.8
Provision for credit losses	2,186	2,238	(2.3)	2,186	2,238	(2.3)
Income before taxes	9,633	8,029	20.0	9,633	8,429	14.3
Income taxes and taxable-equivalent adjustment	2,037	1,700	19.8	2,037	1,800	13.2
Net income	7,596	6,329	20.0	7,596	6,629	14.6
Net (income) loss attributable to noncontrolling interests	(26)	(30)	13.3	(26)	(30)	13.3
Net income attributable to U.S. Bancorp	$7,570	$6,299	20.2	$7,570	$6,599	14.7
Net income applicable to U.S. Bancorp common shareholders	$7,194	$5,909	21.7	$7,194	$6,207	15.9
Diluted earnings per common share	$4.62	$3.79	21.9	$4.62	$3.98	16.1

(b)2024 excludes $400 million ($300 million net-of-tax) of notable items including: $109 million of lease impairments and operational efficiency actions, $155 million of merger and integration-related charges and $136 million for the increase in the FDIC special assessment.
(c)See Non-GAAP Financial Measures reconciliation beginning on page 18.

U.S. Bancorp Fourth Quarter 2025 Results
Net income attributable to U.S. Bancorp was $2,045 million for the fourth quarter of 2025, $382 million higher than the $1,663 million for the fourth quarter of 2024 and $44 million higher than the $2,001 million for the third quarter of 2025. Diluted earnings per common share was $1.26 in the fourth quarter of 2025, compared with $1.01 in the fourth quarter of 2024 and $1.22 in the third quarter of 2025.

The increase in net income attributable to U.S. Bancorp year-over-year was primarily due to higher total net revenue and a decrease in noninterest expense. Net interest income increased 3.3 percent on a year-over-year taxable-equivalent basis, primarily due to loan growth and fixed asset repricing. The net interest margin increased to 2.77 percent in the fourth quarter of 2025 from 2.71 percent in the fourth quarter of 2024, driven by loan growth and benefits from fixed asset repricing. Noninterest income increased 7.8 percent compared with a year ago, driven by higher revenue across most categories. Noninterest expense decreased 1.9 percent primarily due to lower compensation and employee benefits expense and the prior year notable items, partially offset by higher marketing and business development expense, technology and communications expense and other expense. The provision for credit losses increased $17 million (3.0 percent) compared with the fourth quarter of 2024, primarily due to loan portfolio growth, partially offset by lower net charge-offs.

Net income attributable to U.S. Bancorp increased on a linked quarter basis primarily due to an increase in total net revenue and a decrease in the provision for income tax expense, partially offset by a higher noninterest expense. Net interest income increased 1.4 percent on a linked quarter taxable-equivalent basis, primarily driven by favorable deposit mix. The net interest margin of 2.77 percent in the fourth quarter of 2025 was relatively stable to the 2.75 percent in the third quarter of 2025. Noninterest income in the fourth quarter of 2025 decreased 0.8 percent from the third quarter of 2025 primarily due to seasonally lower payment services revenue and mortgage banking revenue, partially offset by higher trust and investment management fees and other revenue. Noninterest expense in the fourth quarter of 2025 increased 0.7 percent over the third quarter of 2025 primarily due to higher professional services expense, net occupancy and equipment expense, marketing and business development expense, and technology and communications expense, partially offset by lower compensation and employee benefits expense and other noninterest expense. The current quarter includes $105 million in lower FDIC insurance expense as a result of an amendment to the special assessment instituted in 2023, partially offset by $80 million in severance charges. The provision for credit losses increased $6 million (1.1 percent) compared with the third quarter of 2025, primarily due to loan portfolio growth.

U.S. Bancorp Fourth Quarter 2025 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Change

Components of net interest income
Income on earning assets	$7,951	$7,956	$7,862	$(5)	$89	$31,086	$31,789	$(703)
Expense on interest-bearing liabilities	3,639	3,705	3,686	(66)	(47)	14,321	15,380	(1,059)
Net interest income	$4,312	$4,251	$4,176	$61	$136	$16,765	$16,409	$356

Average yields and rates paid
Earning assets yield	5.10%	5.13%	5.10%	(.03)%	—%	5.05%	5.24%	(.19)%
Rate paid on interest-bearing liabilities	2.83	2.88	2.91	(.05)	(.08)	2.82	3.09	(.27)
Gross interest margin	2.27%	2.25%	2.19%	.02%	.08%	2.23%	2.15%	.08%
Net interest margin	2.77%	2.75%	2.71%	.02%	.06%	2.72%	2.70%	.02%

Average balances
Investment securities (a)	$172,039	$173,423	$171,325	$(1,384)	$714	$172,376	$166,634	$5,742
Loans held for sale	2,775	2,253	3,009	522	(234)	2,924	2,539	385
Loans	384,285	379,152	375,655	5,133	8,630	380,260	373,875	6,385
Interest-bearing deposits with banks	42,705	47,822	50,368	(5,117)	(7,663)	43,961	51,215	(7,254)
Other earning assets	18,413	14,867	13,911	3,546	4,502	15,839	12,378	3,461
Earning assets	620,217	617,517	614,268	2,700	5,949	615,360	606,641	8,719
Interest-bearing liabilities	509,378	510,919	504,439	(1,541)	4,939	508,331	498,182	10,149

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the fourth quarter of 2025 was $4,312 million, an increase of $136 million (3.3 percent) over the fourth quarter of 2024. The increase was primarily due to loan growth and fixed asset repricing. Average earning assets were $5.9 billion (1.0 percent) higher than the fourth quarter of 2024, reflecting increases of $8.6 billion (2.3 percent) in average loans, and $4.5 billion (32.4 percent) in average other earning assets, partially offset by a decrease of $7.7 billion (15.2 percent) in average interest-bearing deposits with banks.

Net interest income on a taxable-equivalent basis increased $61 million (1.4 percent) on a linked quarter basis primarily driven by the favorable deposit mix. Average earning assets were $2.7 billion (0.4 percent) higher on a linked quarter basis, reflecting increases of $5.1 billion (1.4 percent) in average loans and $3.5 billion (23.9 percent) in average other earning assets, partially offset by a decrease of $5.1 billion (10.7 percent) in average interest-bearing deposits with banks.

The net interest margin in the fourth quarter of 2025 was 2.77 percent, compared with 2.71 percent in the fourth quarter of 2024 and 2.75 percent in the third quarter of 2025. The increase in net interest margin compared to the prior year quarter was primarily due to loan growth and benefits from fixed asset repricing. Net interest margin was relatively stable on a linked quarter basis.

U.S. Bancorp Fourth Quarter 2025 Results

AVERAGE LOANS
($ in millions)				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change

Commercial	$144,707	$141,542	$131,180	2.2	10.3	$140,474	$129,235	8.7
Lease financing	4,307	4,250	4,204	1.3	2.5	4,242	4,177	1.6
Total commercial	149,014	145,792	135,384	2.2	10.1	144,716	133,412	8.5

Commercial mortgages	38,698	38,384	39,308.8		(1.6)	38,475	40,513	(5.0)
Construction and development	9,792	9,862	10,563	(.7)	(7.3)	10,046	11,144	(9.9)
Total commercial real estate	48,490	48,246	49,871.5		(2.8)	48,521	51,657	(6.1)

Residential mortgages	115,390	114,780	118,406.5		(2.5)	116,144	117,026	(.8)

Credit card	31,119	30,241	29,438	2.9	5.7	30,093	28,683	4.9

Retail leasing	3,572	3,718	4,035	(3.9)	(11.5)	3,786	4,097	(7.6)
Home equity and second mortgages	13,922	13,790	13,446	1.0	3.5	13,734	13,181	4.2
Other	22,778	22,585	25,075.9		(9.2)	23,266	25,819	(9.9)
Total other retail	40,272	40,093	42,556.4		(5.4)	40,786	43,097	(5.4)

Total loans	$384,285	$379,152	$375,655	1.4	2.3	$380,260	$373,875	1.7

Average total loans for the fourth quarter of 2025 were $8.6 billion (2.3 percent) higher than the fourth quarter of 2024. The increase was primarily due to higher total commercial loans (10.1 percent) and credit card loans (5.7 percent), partially offset by lower total commercial real estate loans (2.8 percent), residential mortgages (2.5 percent) and total other retail loans (5.4 percent). The increase in total commercial loans was primarily due to growth in loans to financial institutions. The increase in credit card loans was primarily due to higher sales volume. The decrease in commercial real estate loans was primarily due to payoffs and loan workout activities. The decreases in residential mortgages and other retail loans were primarily due to loan sales in the second quarter of 2025.

Average total loans were $5,133 million (1.4 percent) higher than the third quarter of 2025. The increase was primarily due to higher total commercial loans (2.2 percent) and credit card loans (2.9 percent), driven by similar factors as the year-over-year changes.

U.S. Bancorp Fourth Quarter 2025 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change

Noninterest-bearing deposits	$83,295	$79,890	$82,909	4.3	.5	$80,508	$83,007	(3.0)
Interest-bearing savings deposits
Interest checking	131,055	131,281	125,111	(.2)	4.8	129,915	125,365	3.6
Money market savings	186,119	181,063	206,557	2.8	(9.9)	184,892	204,509	(9.6)
Savings accounts	64,207	62,599	41,200	2.6	55.8	58,860	39,625	48.5
Total savings deposits	381,381	374,943	372,868	1.7	2.3	373,667	369,499	1.1
Time deposits	50,466	56,949	56,536	(11.4)	(10.7)	54,943	57,009	(3.6)
Total interest-bearing deposits	431,847	431,892	429,404	—	.6	428,610	426,508.5
Total deposits	$515,142	$511,782	$512,313.7		.6	$509,118	$509,515	(.1)

Average total deposits for the fourth quarter of 2025 were $2.8 billion (0.6 percent) higher than the fourth quarter of 2024. Average noninterest-bearing deposits increased $386 million (0.5 percent) primarily due to increases within Wealth, Corporate, Commercial and Institutional Banking, partially offset by decreases in Consumer and Business Banking. Average total savings deposits increased $8.5 billion (2.3 percent) driven by increases in Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $6.1 billion (10.7 percent) lower than the fourth quarter of 2024 mainly within Wealth, Corporate, Commercial and Institutional Banking and Treasury and Corporate Support, partially offset by increases in Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $3.4 billion (0.7 percent) over the third quarter of 2025. Average noninterest-bearing deposits increased $3.4 billion (4.3 percent) reflecting increases within Wealth, Corporate, Commercial and Institutional Banking. Average total savings deposits increased $6.4 billion (1.7 percent) driven by increases in Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits decreased $6.5 billion (11.4 percent) mainly within Treasury and Corporate Support.

U.S. Bancorp Fourth Quarter 2025 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change

Card revenue	$455	$440	$433	3.4	5.1	$1,735	$1,679	3.3
Corporate payment products revenue	189	195	191	(3.1)	(1.0)	765	773	(1.0)
Merchant processing services	440	463	419	(5.0)	5.0	1,792	1,714	4.6
Trust and investment management fees	756	730	703	3.6	7.5	2,869	2,660	7.9
Service charges	318	333	314	(4.5)	1.3	1,302	1,253	3.9
Capital markets revenue	427	434	364	(1.6)	17.3	1,633	1,523	7.2
Mortgage banking revenue	130	180	116	(27.8)	12.1	645	627	2.9
Investment products fees	101	97	87	4.1	16.1	375	330	13.6
Other	234	213	207	9.9	13.0	836	641	30.4
Total fee revenue	3,050	3,085	2,834	(1.1)	7.6	11,952	11,200	6.7
Securities gains (losses), net	3	(7)	(1)	nm	nm	(61)	(154)	60.4
Total noninterest income	$3,053	$3,078	$2,833	(.8)	7.8	$11,891	$11,046	7.6

Fourth quarter noninterest income of $3,053 million was $220 million (7.8 percent) higher than the fourth quarter of 2024. The increase was driven by higher payment services revenue, trust and investment management fees, capital markets revenue, mortgage banking revenue, investment products fees and other revenue. Payment services revenue increased $41 million (3.9 percent) compared with the fourth quarter of 2024 due to increases in card revenue of $22 million (5.1 percent) mainly due to higher sales volume, and merchant processing services of $21 million (5.0 percent) due to higher sales volume and favorable rates. Trust and investment management fees increased $53 million (7.5 percent) driven by business growth and favorable market conditions. Capital markets revenue increased $63 million (17.3 percent) primarily due to higher corporate bond underwriting fees. Mortgage banking revenue increased $14 million (12.1 percent) due to higher gain on sale activity. Investment products fees revenue increased $14 million (16.1 percent) due to higher sales and favorable market conditions. Other revenue increased $27 million (13.0 percent) due to higher tax credit investment activity and other favorable items.

Noninterest income was $25 million (0.8 percent) lower in the fourth quarter of 2025 compared with the third quarter of 2025. The decrease was driven by seasonally lower payment services revenue and mortgage banking revenue, partially offset by higher trust and investment management fees and other revenue. Payment services revenue decreased $14 million (1.3 percent) compared with the linked quarter due to a decrease in merchant processing services of $23 million (5.0 percent) due to seasonality, partially offset by an increase in card revenue of $15 million (3.4 percent) due to higher sales volume. Mortgage banking revenue decreased $50 million (27.8 percent) due to the change in fair value of mortgage servicing rights, net of hedging activities, and lower gain on sale margins. Trust and investment management fees increased $26 million (3.6 percent) due to business growth and favorable market conditions. Other revenue increased $21 million (9.9 percent) due to higher tax credit investment activity and other favorable items.

U.S. Bancorp Fourth Quarter 2025 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change

Compensation and employee benefits	$2,529	$2,561	$2,607	(1.2)	(3.0)	$10,327	$10,554	(2.2)
Net occupancy and equipment	320	300	317	6.7	.9	1,227	1,246	(1.5)
Professional services	144	117	135	23.1	6.7	468	491	(4.7)
Marketing and business development	187	175	160	6.9	16.9	705	619	13.9
Technology and communications	584	560	534	4.3	9.4	2,211	2,074	6.6
Other intangibles	126	125	139.8		(9.4)	498	569	(12.5)
Other	337	359	310	(6.1)	8.7	1,401	1,235	13.4
Total before notable items	4,227	4,197	4,202.7		.6	16,837	16,788.3
Notable items	—	—	109	—	nm	—	400	nm
Total noninterest expense	$4,227	$4,197	$4,311.7		(1.9)	$16,837	$17,188	(2.0)

Fourth quarter noninterest expense of $4,227 million was $84 million (1.9 percent) lower than the fourth quarter of 2024. The decrease was driven by lower compensation and employee benefits expense and the prior year notable items, partially offset by higher marketing and business development expense, technology and communications expense and other noninterest expense. Compensation and employee benefits expense decreased $78 million (3.0 percent) primarily due to cost savings from operational efficiencies, partially offset by merit increases. Marketing and business development increased $27 million (16.9 percent) primarily due to increased initiatives. The increase in technology and communications expense of $50 million (9.4 percent) was primarily due to investments in infrastructure and technology development. Other noninterest expense increased $27 million (8.7 percent) reflecting severance charges related to efficiency actions and other accruals, partially offset by a favorable decrease in the FDIC special assessment.

Noninterest expense increased $30 million (0.7 percent) over the third quarter of 2025. The increase was primarily driven by higher net occupancy and equipment expense, professional services expense, marketing and business development expense, and technology and communications expense, partially offset by lower compensation and employee benefits expense and other noninterest expense. Net occupancy and equipment expense increased $20 million (6.7 percent) primarily due to the timing of branch updates and maintenance projects. Professional services expense increased $27 million (23.1 percent) due to the timing of initiatives. Technology and communications expense increased $24 million (4.3 percent) primarily due to investments in infrastructure and technology development. Compensation and employee benefits expense decreased $32 million (1.2 percent) primarily due to timing of corporate incentives, partially offset by higher commissions. Other noninterest expense decreased $22 million (6.1 percent) primarily due to prior quarter activity and also reflects a favorable decrease in the FDIC special assessment, offset by severance charges related to efficiency actions and other accruals.

Provision for Income Taxes
The provision for income taxes for the fourth quarter of 2025 resulted in a tax rate of 19.9 percent on a taxable-equivalent basis (effective tax rate of 19.0 percent), compared with 21.9 percent on a taxable-equivalent basis (effective tax rate of 20.8 percent) in the fourth quarter of 2024, and 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.7 percent) in the third quarter of 2025.

U.S. Bancorp Fourth Quarter 2025 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	4Q 2025	% (a)	3Q 2025	% (a)	2Q 2025	% (a)	1Q 2025	% (a)	4Q 2024	% (a)
Balance, beginning of period	$7,897		$7,862		$7,915		$7,925		$7,927
Net charge-offs
Commercial	162.44		85.24		122.35		159.47		140.42
Lease financing	5.46		7.65		6.57		4.39		6.57
Total commercial	167.44		92.25		128.36		163.47		146.43
Commercial mortgages	(3)	(.03)	103	1.06	57.60		(5)	(.05)	44.45
Construction and development	—	—	—	—	—	—	1.04		(6)	(.23)
Total commercial real estate	(3)	(.02)	103.85		57.47		(4)	(.03)	38.30

Residential mortgages	(2)	(.01)	(1)	—	(1)	—	—	—	(2)	(.01)

Credit card	297	3.79	284	3.73	317	4.30	325	4.48	317	4.28

Retail leasing	17	1.89	17	1.81	10	1.04	13	1.32	8.79
Home equity and second mortgages	1.03		(2)	(.06)	—	—	(1)	(.03)	1.03
Other	50.87		43.76		43.73		51.85		54.86
Total other retail	68.67		58.57		53.52		63.61		63.59
Total net charge-offs	527.54		536.56		554.59		547.59		562.60
Provision for credit losses	577		571		501		537		560
Balance, end of period	$7,947		$7,897		$7,862		$7,915		$7,925
Components
Allowance for loan losses	$7,605		$7,557		$7,537		$7,584		$7,583
Liability for unfunded credit commitments	342		340		325		331		342
Total allowance for credit losses	$7,947		$7,897		$7,862		$7,915		$7,925

Gross charge-offs	$651		$669		$683		$690		$697
Gross recoveries	$124		$133		$129		$143		$135

Allowance for credit losses as a percentage of
Period-end loans (%)	2.03		2.06		2.07		2.07		2.09
Nonperforming loans (%)	514		490		480		470		442
Nonperforming assets (%)	500		477		468		458		433

(a) Annualized and calculated on average loan balances

U.S. Bancorp Fourth Quarter 2025 Results
The Company’s provision for credit losses for the fourth quarter of 2025 was $577 million, compared with $571 million in the third quarter of 2025 and $560 million in the fourth quarter of 2024. The fourth quarter of 2025 provision was $6 million (1.1 percent) higher than the third quarter of 2025 and $17 million (3.0 percent) higher than the fourth quarter of 2024. The increase in provision expense on a year-over-year basis was primarily driven by loan portfolio growth, partially offset by lower net charge-offs. The increase on a linked quarter basis was primarily driven by loan portfolio growth. The Company continues to monitor economic uncertainty related to interest rates, inflationary pressures, including those related to changing trade policy, geopolitical events, and other economic factors that may affect the financial strength of corporate and consumer borrowers.

Total net charge-offs in the fourth quarter of 2025 were $527 million, compared with $536 million in the third quarter of 2025 and $562 million in the fourth quarter of 2024. The net charge-off ratio was 0.54 percent in the fourth quarter of 2025 compared with 0.56 percent in the third quarter of 2025 and 0.60 percent in the fourth quarter of 2024. The decrease in net charge-offs on a linked quarter basis was driven by lower net charge-offs on commercial real estate loans, partially offset by increased charge-offs on commercial loans. The decrease in net charge-offs on a year-over-year basis primarily reflected lower net charge-offs on commercial real estate loans and credit card portfolios, partially offset by increased net charge-offs on commercial loans.

The allowance for credit losses was $7,947 million at December 31, 2025, compared with $7,897 million at September 30, 2025, and $7,925 million at December 31, 2024. The increase in the allowance for credit losses on a linked quarter basis was primarily driven by loan portfolio growth. The increase in the allowance for credit losses on a year-over-year basis was primarily driven by loan portfolio growth, partially offset by improved credit quality. The ratio of the allowance for credit losses to period-end loans was 2.03 percent at December 31, 2025, compared with 2.06 percent at September 30, 2025, and 2.09 percent at December 31, 2024. The ratio of the allowance for credit losses to nonperforming loans was 514 percent at December 31, 2025, compared with 490 percent at September 30, 2025, and 442 percent at December 31, 2024.

Nonperforming assets were $1,590 million at December 31, 2025, compared with $1,654 million at September 30, 2025, and $1,832 million at December 31, 2024. The ratio of nonperforming assets to loans and other real estate was 0.41 percent at December 31, 2025, compared with 0.43 percent at September 30, 2025, and 0.48 percent at December 31, 2024. The decrease in nonperforming assets on a linked quarter basis was primarily due to the resolution of commercial real estate nonperforming loans. The decrease in nonperforming assets on a year-over-year basis was primarily due to the resolution of commercial real estate nonperforming loans, partially offset by higher commercial nonperforming loans. Accruing loans 90 days or more past due were $853 million at December 31, 2025, compared with $840 million at September 30, 2025, and $810 million at December 31, 2024. The increase in accruing loans 90 days or more past due on a linked quarter basis was primarily due to higher credit card delinquencies, partially offset by lower residential mortgage delinquencies. The increase in accruing loans 90 days or more past due on a year-over-year basis was due to higher residential mortgage delinquencies remaining on accrual with support from strong housing values, partially offset by lower credit card delinquencies.

U.S. Bancorp Fourth Quarter 2025 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Dec 31 2025	Sep 30 2025	Jun 30 2025	Mar 31 2025	Dec 31 2024

Delinquent loan ratios - 90 days or more past due
Commercial	.06	.06	.06	.07	.07
Commercial real estate	.03	.04	.28	.01	.02
Residential mortgages	.25	.26	.28	.19	.17
Credit card	1.26	1.26	1.24	1.40	1.43
Other retail	.13	.13	.13	.14	.15
Total loans	.22	.22	.25	.21	.21

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.53	.55	.45	.49	.55
Commercial real estate	1.09	1.24	1.86	1.62	1.70
Residential mortgages	.38	.38	.40	.31	.30
Credit card	1.26	1.26	1.24	1.40	1.43
Other retail	.53	.51	.51	.50	.50
Total loans	.61	.64	.68	.65	.69

ASSET QUALITY (a)
($ in millions)
	Dec 31 2025	Sep 30 2025	Jun 30 2025	Mar 31 2025	Dec 31 2024
Nonperforming loans
Commercial	$695	$708	$548	$589	$644
Lease financing	22	25	27	27	26
Total commercial	717	733	575	616	670
Commercial mortgages	504	558	732	745	789
Construction and development	14	21	31	35	35
Total commercial real estate	518	579	763	780	824
Residential mortgages	151	143	145	141	152
Credit card	—	—	—	—	—
Other retail	161	155	154	148	147
Total nonperforming loans	1,547	1,610	1,637	1,685	1,793
Other real estate	24	23	21	23	21
Other nonperforming assets	19	21	22	19	18
Total nonperforming assets	$1,590	$1,654	$1,680	$1,727	$1,832
Accruing loans 90 days or more past due	$853	$840	$966	$796	$810
Nonperforming assets to loans plus ORE (%)	.41	.43	.44	.45	.48

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Fourth Quarter 2025 Results

COMMON SHARES
(Millions)	4Q 2025	3Q 2025	2Q 2025	1Q 2025	4Q 2024

Beginning shares outstanding	1,556	1,558	1,560	1,560	1,561
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	2	—	—	4	2
Shares repurchased	(3)	(2)	(2)	(4)	(3)
Ending shares outstanding	1,555	1,556	1,558	1,560	1,560

CAPITAL POSITION				Preliminary Data
($ in millions)	Dec 31 2025	Sep 30 2025	Jun 30 2025	Mar 31 2025	Dec 31 2024

Total U.S. Bancorp shareholders' equity	$65,193	$63,340	$61,438	$60,096	$58,578

Basel III Standardized Approach (a)
Common equity tier 1 capital	$51,665	$50,587	$49,382	$48,482	$47,877
Tier 1 capital	58,917	57,839	56,630	55,736	55,129
Total risk-based capital	68,087	66,820	65,752	64,989	64,375

Fully implemented common equity tier 1 capital ratio (a)	10.8%	10.9%	10.7%	10.8%	10.5	% (b)
Tier 1 capital ratio	12.3	12.4	12.3	12.4	12.2
Total risk-based capital ratio	14.2	14.4	14.3	14.4	14.3
Leverage ratio	8.7	8.6	8.5	8.4	8.3

Common equity to assets	8.4	8.1	8.0	7.9	7.6
Tangible common equity to tangible assets (b)	6.7	6.4	6.1	6.0	5.8
Tangible common equity to risk-weighted assets (b)	9.4	9.3	9.0	8.9	8.5
Common equity tier 1 capital to risk-weighted assets, reflecting transitional regulatory capital requirements related to the current expected credit losses methodology (a)	—	—	—	—	10.6

(a)Beginning January 1, 2025, the regulatory capital requirements fully reflect implementation related to the current expected credit losses methodology. Prior to 2025, the Company's capital ratios reflected certain transitional adjustments.
(b)See Non-GAAP Financial Measures reconciliation on page 18.

Total U.S. Bancorp shareholders’ equity was $65.2 billion at December 31, 2025, compared with $63.3 billion at September 30, 2025, and $58.6 billion at December 31, 2024. During 2024, the Company's Board of Directors authorized a share repurchase program for up to $5.0 billion of the Company's outstanding common stock effective September 13, 2024. The Company began repurchasing shares under this program, in addition to repurchases in connection with its stock-based compensation plans, in the fourth quarter of 2024.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.8 percent at December 31, 2025, compared with 10.9 percent at September 30, 2025, and 10.6 percent at December 31, 2024.

U.S. Bancorp Fourth Quarter 2025 Results

Investor Conference Call
On Tuesday, January 20, 2026 at 8 a.m. CT, Chief Executive Officer Gunjan Kedia and Vice Chair and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available at approximately 11 a.m. CT on January 20, 2026. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.”

About U.S. Bancorp
U.S. Bancorp, with approximately 70,000 employees and $692 billion in assets as of December 31, 2025, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of Fortune’s most admired superregional banks. Learn more at usbank.com/about.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects, targets, initiatives and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business, political and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements and any credit card interest rate caps, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in trade policy, including the imposition of tariffs or the impacts of retaliatory tariffs;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;
•Increases in FDIC assessments, including due to bank failures;
•Actions taken by governmental agencies to stabilize or reform the financial system and the effectiveness of such actions;
•Turmoil and volatility in the financial services industry;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•Impacts of current, pending or future litigation and governmental proceedings;
•Increased competitive pressure;
•Effects of climate change and related physical and transition risks;

U.S. Bancorp Fourth Quarter 2025 Results
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions, such as the pending acquisition of BTIG, LLC, and related integration, including that the expected benefits may take longer than anticipated to achieve or may not be achieved in entirety or at all and the costs relating to the combination may be greater than expected;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, and liquidity risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2024, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Fourth Quarter 2025 Results

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets,
•Tangible common equity to risk-weighted assets,
•Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology,
•Tangible book value per common share, and
•Return on tangible common equity.
These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”) or in banking regulations or were not effective for certain periods. In addition, certain capital measures related to prior periods are presented on the same basis as those in the current period. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions for the implementation of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, tangible efficiency ratio, net interest margin, and tax rate.
The adjusted noninterest expense, adjusted net income, adjusted diluted earnings per common share, and adjusted operating leverage exclude notable items. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2025	2024	2025	2024
Interest Income
Loans	$5,599	$5,674	$22,368	$23,009
Loans held for sale	43	50	165	173
Investment securities	1,343	1,326	5,398	5,111
Other interest income	938	781	3,039	3,373
Total interest income	7,923	7,831	30,970	31,666
Interest Expense
Deposits	2,451	2,772	10,151	11,688
Short-term borrowings	505	257	1,373	1,107
Long-term debt	683	656	2,797	2,582
Total interest expense	3,639	3,685	14,321	15,377
Net interest income	4,284	4,146	16,649	16,289
Provision for credit losses	577	560	2,186	2,238
Net interest income after provision for credit losses	3,707	3,586	14,463	14,051
Noninterest Income
Card revenue	455	433	1,735	1,679
Corporate payment products revenue	189	191	765	773
Merchant processing services	440	419	1,792	1,714
Trust and investment management fees	756	703	2,869	2,660
Service charges	318	314	1,302	1,253
Capital markets revenue	427	364	1,633	1,523
Mortgage banking revenue	130	116	645	627
Investment products fees	101	87	375	330
Securities gains (losses), net	3	(1)	(61)	(154)
Other	234	207	836	641
Total noninterest income	3,053	2,833	11,891	11,046
Noninterest Expense
Compensation and employee benefits	2,529	2,607	10,327	10,554
Net occupancy and equipment	320	317	1,227	1,246
Professional services	144	135	468	491
Marketing and business development	187	160	705	619
Technology and communications	584	534	2,211	2,074
Other intangibles	126	139	498	569
Merger and integration charges	—	—	—	155
Other	337	419	1,401	1,480
Total noninterest expense	4,227	4,311	16,837	17,188
Income before income taxes	2,533	2,108	9,517	7,909
Applicable income taxes	482	438	1,921	1,580
Net income	2,051	1,670	7,596	6,329
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(26)	(30)
Net income attributable to U.S. Bancorp	$2,045	$1,663	$7,570	$6,299
Net income applicable to U.S. Bancorp common shareholders	$1,965	$1,581	$7,194	$5,909

Earnings per common share	$1.26	$1.01	$4.62	$3.79
Diluted earnings per common share	$1.26	$1.01	$4.62	$3.79
Dividends declared per common share	$.52	$.50	$2.04	$1.98
Average common shares outstanding	1,555	1,560	1,557	1,560
Average diluted common shares outstanding	1,556	1,560	1,558	1,561

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions)	December 31, 2025	December 31, 2024
Assets
Cash and due from banks	$46,890	$56,502
Investment securities
Held-to-maturity	76,170	78,634
Available-for-sale	90,838	85,992
Loans held for sale	2,538	2,573
Loans
Commercial	153,958	139,484
Commercial real estate	48,920	48,859
Residential mortgages	115,885	118,813
Credit card	32,234	30,350
Other retail	40,338	42,326
Total loans	391,335	379,832
Less allowance for loan losses	(7,605)	(7,583)
Net loans	383,730	372,249
Premises and equipment	3,768	3,565
Goodwill	12,635	12,536
Other intangible assets	4,904	5,547
Other assets	70,872	60,720
Total assets	$692,345	$678,318

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$84,116	$84,158
Interest-bearing	438,100	434,151
Total deposits	522,216	518,309
Short-term borrowings	17,162	15,518
Long-term debt	60,764	58,002
Other liabilities	26,552	27,449
Total liabilities	626,694	619,278
Shareholders' equity
Preferred stock	6,808	6,808
Common stock	21	21
Capital surplus	8,728	8,715
Retained earnings	80,906	76,863
Less treasury stock	(24,283)	(24,065)
Accumulated other comprehensive income (loss)	(6,987)	(9,764)
Total U.S. Bancorp shareholders' equity	65,193	58,578
Noncontrolling interests	458	462
Total equity	65,651	59,040
Total liabilities and equity	$692,345	$678,318

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	December 31, 2025			September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024
Total equity	$65,651			$63,798		$61,896		$60,558		$59,040
Preferred stock	(6,808)			(6,808)		(6,808)		(6,808)		(6,808)
Noncontrolling interests	(458)			(458)		(458)		(462)		(462)
Common equity (a)	58,385			56,532		54,630		53,288		51,770
Goodwill (net of deferred tax liability) (1)	(11,603)			(11,603)		(11,613)		(11,521)		(11,508)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,507)			(1,605)		(1,699)		(1,761)		(1,846)
Tangible common equity (b)	45,275			43,324		41,318		40,006		38,416

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation										47,877
Adjustments (2)										(433)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (c)										47,444

Total assets (d)	692,345			695,357		686,370		676,489		678,318
Goodwill (net of deferred tax liability) (1)	(11,603)			(11,603)		(11,613)		(11,521)		(11,508)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,507)			(1,605)		(1,699)		(1,761)		(1,846)
Tangible assets (e)	679,235			682,149		673,058		663,207		664,964

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (f)	480,382		*	465,092		459,521		450,290		450,498
Adjustments (3)										(368)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (g)										450,130
Common shares outstanding (h)	1,555			1,556		1,558		1,560		1,560

Ratios *
Common equity to assets (a)/(d)	8.4%	%		8.1%	%	8.0%	%	7.9%	%	7.6%	%
Tangible common equity to tangible assets (b)/(e)	6.7			6.4		6.1		6.0		5.8
Tangible common equity to risk-weighted assets (b)/(f)	9.4			9.3		9.0		8.9		8.5
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (c)/(g)										10.5
Tangible book value per common share (b)/(h)	$29.12			$27.84		$26.52		$25.64		$24.63

	Three Months Ended
	December 31, 2025			September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024
Net income applicable to U.S. Bancorp common shareholders	$1,965			$1,893		$1,733		$1,603		$1,581
Intangibles amortization (net-of-tax)	100			99		98		97		110
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	2,065			1,992		1,831		1,700		1,691
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (i)	8,193			7,903		7,344		6,894		6,727

Average total equity	65,048			63,101		61,356		60,071		59,272
Average preferred stock	(6,808)			(6,808)		(6,808)		(6,808)		(6,808)
Average noncontrolling interests	(458)			(458)		(457)		(460)		(460)
Average goodwill (net of deferred tax liability) (1)	(11,599)			(11,609)		(11,544)		(11,513)		(11,515)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,568)			(1,659)		(1,734)		(1,806)		(1,885)
Average tangible common equity (j)	44,615			42,567		40,813		39,484		38,604

Return on tangible common equity (i)/(j)	18.4%	%		18.6%	%	18.0%	%	17.5%	%	17.4%	%

Net interest income	$4,284			$4,222		$4,051		$4,092		$4,146
Taxable-equivalent adjustment (4)	28			29		29		30		30
Net interest income, on a taxable-equivalent basis	4,312			4,251		4,080		4,122		4,176

Net interest income, on a taxable-equivalent basis (as calculated above)	4,312			4,251		4,080		4,122		4,176
Noninterest income	3,053			3,078		2,924		2,836		2,833
Less: Securities gains (losses), net	3			(7)		(57)		—		(1)
Total net revenue, excluding net securities gains (losses) (k)	7,362			7,336		7,061		6,958		7,010

Noninterest expense (l)	4,227			4,197		4,181		4,232		4,311
Less: Intangible amortization	126			125		124		123		139
Noninterest expense, excluding intangible amortization (m)	4,101			4,072		4,057		4,109		4,172

Efficiency ratio (l)/(k)	57.4%	%		57.2%	%	59.2%	%	60.8%	%	61.5%	%
Tangible efficiency ratio (m)/(k)	55.7			55.5		57.5		59.1		59.5
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	December 31, 2025	December 31, 2024	Percent Change
Net income applicable to U.S. Bancorp common shareholders	$1,965	$1,581
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	—	(81)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,965	1,662

Average diluted common shares outstanding (b)	1,556	1,560
Diluted earnings per common share, excluding notable items (a)/(b)	$1.26	$1.07	17.8%	%

	Year Ended
	December 31, 2025	December 31, 2024	Percent Change
Net income applicable to U.S. Bancorp common shareholders	$7,194	$5,909
Less: Notable items, including the impact of earnings allocated to participating stock awards (2)	—	(298)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (c)	7,194	6,207
Average diluted common shares outstanding (d)	1,558	1,561
Diluted earnings per common share, excluding notable items (c)/(d)	$4.62	$3.98	16.1%	%

	Three Months Ended
	December 31, 2025	December 31, 2024	Percent Change
Net interest income	$4,284	$4,146
Taxable-equivalent adjustment (3)	28	30
Net interest income, on a taxable-equivalent basis	4,312	4,176

Net interest income, on a taxable-equivalent basis (as calculated above)	4,312	4,176
Noninterest income	3,053	2,833
Total net revenue	7,365	7,009	5.1%	%	(e)
Less: Securities gains (losses), net	3	(1)
Total net revenue, excluding securities gains (losses), net	7,362	7,010	5.0%	%	(f)

Noninterest expense	4,227	4,311	(1.9%)%)		(g)
Less: Notable items (1)	—	109
Total noninterest expense, excluding notable items	4,227	4,202	0.6%	%	(h)

Operating leverage (e) - (g)	7.0% %
Operating leverage, excluding securities gains (losses) and notable items (f) - (h)	4.4% %

(1)Notable items of $109 million ($82 million net-of-tax) for the three months ended December 31, 2024 included lease impairments and operational efficiency actions.
(2)Notable items of $400 million ($300 million net-of-tax) for the year ended December 31, 2024 included $109 million of lease impairments and operational efficiency actions, $155 million of merger and integration-related charges and $136 million for the increase in the FDIC special assessment instituted in 2023.
(3)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Business Segment Schedules Fourth Quarter 2025
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

BUSINESS SEGMENT FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Segment	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,194	$1,162	$1,286	2.8	(7.2)	$4,626	$4,761	(2.8)
Consumer and Business Banking	363	464	427	(21.8)	(15.0)	1,723	1,887	(8.7)
Payment Services	259	326	233	(20.6)	11.2	1,282	1,087	17.9
Treasury and Corporate Support	229	49	(283)	nm	nm	(61)	(1,436)	95.8
Consolidated Company	$2,045	$2,001	$1,663	2.2	23.0	$7,570	$6,299	20.2

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,748	$1,746	$1,765	.1	(1.0)	$6,715	$6,734	(.3)
Consumer and Business Banking	560	680	649	(17.6)	(13.7)	2,536	2,699	(6.0)
Payment Services	807	843	774	(4.3)	4.3	3,281	3,064	7.1
Treasury and Corporate Support	23	(137)	(490)	nm	nm	(713)	(2,230)	68.0
Consolidated Company	$3,138	$3,132	$2,698	.2	16.3	$11,819	$10,267	15.1
Business Segments
The Company’s major business segments are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business segment results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2025 and 2024, certain organization and methodology changes were made, including revising the Company's business segment funds transfer-pricing methodology related to deposits and loans during the second quarter of 2024. Prior period results were recast and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING						Preliminary data
($ in millions)				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,852	$1,823	$1,935	1.6	(4.3)	$7,214	$7,613	(5.2)
Noninterest income	1,249	1,256	1,151	(.6)	8.5	4,869	4,538	7.3
Total net revenue	3,101	3,079	3,086.7		.5	12,083	12,151	(.6)
Noninterest expense	1,353	1,333	1,321	1.5	2.4	5,368	5,417	(.9)
Income before provision and taxes	1,748	1,746	1,765.1		(1.0)	6,715	6,734	(.3)
Provision for credit losses	156	197	50	(20.8)	nm	546	385	41.8
Income before income taxes	1,592	1,549	1,715	2.8	(7.2)	6,169	6,349	(2.8)
Income taxes and taxable-equivalent adjustment	398	387	429	2.8	(7.2)	1,543	1,588	(2.8)
Net income	1,194	1,162	1,286	2.8	(7.2)	4,626	4,761	(2.8)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,194	$1,162	$1,286	2.8	(7.2)	$4,626	$4,761	(2.8)

Average Balance Sheet Data
Loans	$189,159	$184,440	$173,208	2.6	9.2	$183,254	$172,517	6.2
Other earning assets	12,213	10,734	11,399	13.8	7.1	11,918	10,122	17.7
Goodwill	4,826	4,826	4,824	—	—	4,826	4,825	—
Other intangible assets	726	772	903	(6.0)	(19.6)	794	981	(19.1)
Assets	218,785	212,922	202,797	2.8	7.9	213,156	201,415	5.8

Noninterest-bearing deposits	58,783	55,319	56,982	6.3	3.2	55,920	56,814	(1.6)
Interest-bearing deposits	223,392	217,804	219,389	2.6	1.8	216,953	216,083.4
Total deposits	282,175	273,123	276,371	3.3	2.1	272,873	272,897	—

Total U.S. Bancorp shareholders' equity	22,557	22,130	21,238	1.9	6.2	22,018	21,440	2.7

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, commercial real estate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,748 million of income before provision and taxes in the fourth quarter of 2025, compared with $1,765 million in the fourth quarter of 2024, and contributed $1,194 million of the Company’s net income in the fourth quarter of 2025. The provision for credit losses increased $106 million compared with the fourth quarter of 2024 primarily due to a combination of loan growth and a slower pace of resolutions in the commercial real estate portfolio. Total net revenue was $15 million (0.5 percent) higher in the fourth quarter of 2025 due to an increase of $98 million (8.5 percent) in noninterest income, partially offset by a decrease of $83 million (4.3 percent) in net interest income. Net interest income decreased primarily due to deposit mix partially offset by higher deposit balances. Noninterest income increased primarily due to business growth and favorable market conditions in trust and investment management fees and higher corporate bond underwriting fees and syndication activity in capital markets revenue. Noninterest expense increased $32 million (2.4 percent) compared with the fourth quarter of 2024 primarily due to higher compensation and employee benefits expense, partially offset by lower net shared services expense.

CONSUMER AND BUSINESS BANKING						Preliminary data
($ in millions)				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,789	$1,848	$1,912	(3.2)	(6.4)	$7,248	$7,625	(4.9)
Noninterest income	374	436	367	(14.2)	1.9	1,625	1,606	1.2
Total net revenue	2,163	2,284	2,279	(5.3)	(5.1)	8,873	9,231	(3.9)
Noninterest expense	1,603	1,604	1,630	(.1)	(1.7)	6,337	6,532	(3.0)
Income before provision and taxes	560	680	649	(17.6)	(13.7)	2,536	2,699	(6.0)
Provision for credit losses	76	61	80	24.6	(5.0)	238	182	30.8
Income before income taxes	484	619	569	(21.8)	(14.9)	2,298	2,517	(8.7)
Income taxes and taxable-equivalent adjustment	121	155	142	(21.9)	(14.8)	575	630	(8.7)
Net income	363	464	427	(21.8)	(15.0)	1,723	1,887	(8.7)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$363	$464	$427	(21.8)	(15.0)	$1,723	$1,887	(8.7)

Average Balance Sheet Data
Loans	$145,007	$145,902	$155,038	(.6)	(6.5)	$148,543	$155,039	(4.2)
Other earning assets	2,850	2,331	2,738	22.3	4.1	2,960	2,410	22.8
Goodwill	4,326	4,326	4,326	—	—	4,326	4,326	—
Other intangible assets	4,022	4,223	4,324	(4.8)	(7.0)	4,222	4,539	(7.0)
Assets	158,208	158,751	168,693	(.3)	(6.2)	162,080	168,862	(4.0)

Noninterest-bearing deposits	19,418	19,653	20,180	(1.2)	(3.8)	19,461	20,770	(6.3)
Interest-bearing deposits	202,954	202,259	198,659.3		2.2	201,223	199,155	1.0
Total deposits	222,372	221,912	218,839.2		1.6	220,684	219,925.3

Total U.S. Bancorp shareholders' equity	13,293	13,363	14,050	(.5)	(5.4)	13,478	14,424	(6.6)

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATMs, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $560 million of income before provision and taxes in the fourth quarter of 2025, compared with $649 million in the fourth quarter of 2024, and contributed $363 million of the Company’s net income in the fourth quarter of 2025. The provision for credit losses was relatively stable, decreasing $4 million (5.0 percent) compared with the fourth quarter of 2024. Total net revenue was lower by $116 million (5.1 percent) in the fourth quarter of 2025 due to a decrease of $123 million (6.4 percent) in net interest income and relatively stable noninterest income, which increased $7 million (1.9 percent). Net interest income decreased primarily due to deposit mix partially offset by higher deposit balances. Noninterest income increased primarily due to higher mortgage banking revenue driven by gain on sale activity. Noninterest expense decreased $27 million (1.7 percent) primarily due to lower compensation and employee benefits expense and net occupancy and equipment expense.

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$795	$781	$729	1.8	9.1	$3,048	$2,831	7.7
Noninterest income	1,102	1,106	1,051	(.4)	4.9	4,359	4,195	3.9
Total net revenue	1,897	1,887	1,780.5		6.6	7,407	7,026	5.4
Noninterest expense	1,090	1,044	1,006	4.4	8.3	4,126	3,962	4.1
Income before provision and taxes	807	843	774	(4.3)	4.3	3,281	3,064	7.1
Provision for credit losses	461	408	463	13.0	(.4)	1,570	1,614	(2.7)
Income before income taxes	346	435	311	(20.5)	11.3	1,711	1,450	18.0
Income taxes and taxable-equivalent adjustment	87	109	78	(20.2)	11.5	429	363	18.2
Net income	259	326	233	(20.6)	11.2	1,282	1,087	17.9
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$259	$326	$233	(20.6)	11.2	$1,282	$1,087	17.9

Average Balance Sheet Data
Loans	$43,943	$42,957	$42,021	2.3	4.6	$42,689	$41,080	3.9
Other earning assets	5	5	290	—	(98.3)	18	142	(87.3)
Goodwill	3,478	3,482	3,399	(.1)	2.3	3,444	3,357	2.6
Other intangible assets	251	260	262	(3.5)	(4.2)	254	277	(8.3)
Assets	48,919	48,424	48,545	1.0	.8	48,007	47,166	1.8

Noninterest-bearing deposits	2,478	2,427	2,592	2.1	(4.4)	2,524	2,685	(6.0)
Interest-bearing deposits	95	95	94	—	1.1	95	95	—
Total deposits	2,573	2,522	2,686	2.0	(4.2)	2,619	2,780	(5.8)

Total U.S. Bancorp shareholders' equity	10,457	10,318	10,154	1.3	3.0	10,310	10,005	3.0

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $807 million of income before provision and taxes in the fourth quarter of 2025, compared with $774 million in the fourth quarter of 2024, and contributed $259 million of the Company’s net income in the fourth quarter of 2025. The provision for credit losses was relatively stable, decreasing $2 million (0.4 percent) compared with the fourth quarter of 2024. Total net revenue increased $117 million (6.6 percent) in the fourth quarter of 2025 due to higher net interest income of $66 million (9.1 percent) and higher noninterest income of $51 million (4.9 percent). Net interest income increased primarily due to higher average loan balances, higher loan fees and lower funding costs. Noninterest income increased primarily due to increases in card revenue mainly due to higher sales volume and merchant processing services due to higher sales volume and favorable rates. Noninterest expense increased $84 million (8.3 percent) primarily due to higher compensation and employee benefits expense, marketing and business development expense and net shared services expense.

TREASURY AND CORPORATE SUPPORT						Preliminary data
($ in millions)				Percent Change
	4Q 2025	3Q 2025	4Q 2024	4Q25 vs 3Q25	4Q25 vs 4Q24	Full Year 2025	Full Year 2024	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($124)	($201)	($400)	38.3	69.0	($745)	($1,660)	55.1
Noninterest income	328	280	264	17.1	24.2	1,038	707	46.8
Total net revenue	204	79	(136)	nm	nm	293	(953)	nm
Noninterest expense	181	216	354	(16.2)	(48.9)	1,006	1,277	(21.2)
Income (loss) before provision and taxes	23	(137)	(490)	nm	nm	(713)	(2,230)	68.0
Provision for credit losses	(116)	(95)	(33)	(22.1)	nm	(168)	57	nm
Income (loss) before income taxes	139	(42)	(457)	nm	nm	(545)	(2,287)	76.2
Income taxes and taxable-equivalent adjustment	(96)	(98)	(181)	2.0	47.0	(510)	(881)	42.1
Net income	235	56	(276)	nm	nm	(35)	(1,406)	97.5
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(7)	14.3	14.3	(26)	(30)	13.3
Net income (loss) attributable to U.S. Bancorp	$229	$49	($283)	nm	nm	($61)	($1,436)	95.8

Average Balance Sheet Data
Loans	$6,176	$5,853	$5,388	5.5	14.6	$5,774	$5,239	10.2
Other earning assets	220,864	225,295	224,186	(2.0)	(1.5)	220,204	220,092.1
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	7	7	8	—	(12.5)	7	9	(22.2)
Assets	257,721	259,508	251,872	(.7)	2.3	253,297	246,571	2.7

Noninterest-bearing deposits	2,616	2,491	3,155	5.0	(17.1)	2,603	2,738	(4.9)
Interest-bearing deposits	5,406	11,734	11,262	(53.9)	(52.0)	10,339	11,175	(7.5)
Total deposits	8,022	14,225	14,417	(43.6)	(44.4)	12,942	13,913	(7.0)

Total U.S. Bancorp shareholders' equity	18,283	16,832	13,370	8.6	36.7	16,145	11,337	42.4

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business segments, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated $23 million of income before provision and taxes in the fourth quarter of 2025, compared with a $490 million loss before provision and taxes in the fourth quarter of 2024, and recorded net income of $229 million in the fourth quarter of 2025. The provision for credit losses decreased $83 million compared with the fourth quarter of 2024 primarily related to stabilizing economic conditions. Total net revenue increased $340 million in the fourth quarter of 2025 due to an increase of $276 million (69.0 percent) in net interest income and an increase of $64 million (24.2 percent) in noninterest income. Net interest income increased primarily due to lower funding costs and the benefits of fixed asset repricing in the investment portfolio. The increase in noninterest income was primarily due to tax credit investment activity and capital markets revenue. Noninterest expense decreased $173 million (48.9 percent) compared with the fourth quarter of 2024 primarily due to lower compensation and employee benefits expense and the prior year notable items, partially offset by higher technology and communications expense and other noninterest expense.

Income taxes are assessed to each business segment at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.